    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2000
                                                      REGISTRATION NO. 333-92855
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON. D.C. 20549

                                 --------------


                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                              NEOTHERAPEUTICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    93-0979187
     (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

                                 --------------

                 157 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618
                                 (949) 788-6700
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 --------------

          ALVIN J. GLASKY, PH.D., PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              157 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 788-6700
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE OF AGENT FOR SERVICE)

                                 --------------

                                   COPIES TO:
                             C. CRAIG CARLSON, ESQ.
                              ROBERT E. RICH, ESQ.
                        STRADLING YOCCA CARLSON & RAUTH,
                           A PROFESSIONAL CORPORATION
                            660 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                     Proposed maximum       Proposed maximum
     Title of securities          Amount to be        offering price       aggregate offering        Amount of
      to be registered           registered(1)           per share                pricE           registration fee
---------------------------------------------------------------------------------------------------------------------
common stock, $.001 par value      845,594 shares       $ 11.03(3)           $ 9,326,901.82           $2,462.30
---------------------------------------------------------------------------------------------------------------------
common stock issuable upon
exercise of closing warrants       126,839              $14.235(4)           $ 1,805,553.17           $  476.67
---------------------------------------------------------------------------------------------------------------------
common stock issuable upon
exercise of adjustable warrants    813,666(2)           $  .001(4)           $       813.67           $    0.22
---------------------------------------------------------------------------------------------------------------------
            Total                  1,786,099                                 $11,133,268.66           $2,939.19
=====================================================================================================================


(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.


(2) The number of shares registered hereby is based on a formula included in the adjustable warrants and represents an estimate of the number of shares of common stock that would be issuable upon exercise of the adjustable warrants assuming the adjustment price pursuant to the formula was $6.75, or 50% of the closing bid price of the Company's common stock on November 18, 1999, the trading date immediately preceding the closing date of a securities purchase agreement between the Registrant and the holders of the adjustable warrants.



(3) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the common stock on December 10, 1999, which was approximately $11.03 per share.



(4) The exercise price of the warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.


                                -----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                            UP TO 1,786,099 SHARES OF

                              NEOTHERAPEUTICS, INC.

                                  COMMON STOCK


         Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On ____________, 2000, the closing price of our common stock was $__________.






         This prospectus relates to the sale of up to 1,786,099 shares of our common stock by Montrose Investments Ltd. and Strong River Investments, Ltd. We will not receive any of the proceeds from the sale of these shares.







         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


                                   -----------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.


                                   -----------


              The date of this prospectus is __________ ___, 2000.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
About NeoTherapeutics, Inc...................................................2
Risk Factors.................................................................3
Forward-Looking Statements..................................................12
Issuance of Common Stock to Selling Stockholders............................12
Use of Proceeds.............................................................13
Selling Stockholders........................................................14
Plan of Distribution........................................................15
Legal Matters...............................................................16
Experts.....................................................................17
Limitation of Liability and Disclosure of Commission Position on
   Indemnification For Securities Act Liabilities...........................17
Where You Can Find More Information.........................................17






                              ABOUT NEOTHERAPEUTICS






         We are a development-stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological diseases and conditions, such as memory deficits associated with Alzheimer's disease and dementia, spinal cord injury, stroke, Parkinson's disease, migraine, depression and obesity. We develop compounds, including our initial proposed product Neotrofin(TM) (AIT-082, leteprinim potassium), based on our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, for administration orally or by injection. These compounds are capable of passing through the blood-brain barrier, a natural barrier which protects the brain from toxins in the blood, to act rapidly upon specific target cells in specific locations in the central nervous system, including the brain. In animal and laboratory tests, our Neotrofin(TM) compound appears to increase selectively the production in animals of certain neurotrophic factors, a type of large protein, in selected areas of the brain and in the spinal cord. These neurotrophic factors regulate nerve cell growth and function. We attempt to develop our technology to capitalize on the beneficial effects of these proteins, which the scientific community widely acknowledges are closely involved in the early formation and maturation of the central nervous system. We believe that Neotrofin(TM) could have therapeutic and regenerative effects.







         We were incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com. Information contained in our web site does not constitute part of this prospectus.

                                  RISK FACTORS







         Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.







OUR LOSSES WILL CONTINUE TO INCREASE AS WE EXPAND OUR DEVELOPMENT EFFORTS, BUT OUR EFFORTS MAY NOT RESULT IN ANY MARKETABLE DRUGS IN THE NEXT FEW YEARS, OR AT ALL.




         We are a development stage company because we have not yet generated revenues from sales. Our cumulative losses during the period from our inception in 1987 through September 30, 1999, were approximately $37.6 million, almost all of which consisted of research and development and general and administrative expenses. Our losses are increasing. We lost approximately $6.2 million in 1997, $11.6 million in 1998, and $13.8 million in the nine months ending September 30, 1999. We expect our losses to increase in the future as we expand our clinical trials and increase our research and development activities. We may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years. Our ability to become profitable and to achieve long-term success will depend on the time and expense necessary to develop our proposed products.







OUR POTENTIAL DRUG PRODUCTS ARE IN AN EARLY STAGE OF CLINICAL AND PRECLINICAL DEVELOPMENT AND MAY NOT PROVE SAFE OR EFFECTIVE ENOUGH TO OBTAIN REGULATORY APPROVAL TO SELL ANY OF THEM.

         Our proposed products are in an early stage of development. They will require additional research and development, clinical testing and regulatory clearances. We currently do not sell any products and do not expect to have any products commercially available for at least two years. Our proposed products are subject to the risks of failure inherent in the development of pharmaceutical products based on innovative technologies. Some of these risks are that a proposed product:

         -  could be ineffective or toxic;

         -  may fail to receive necessary regulatory clearances;

         -  will be uneconomical to manufacture or market;

         -  may not be sold because of patent or other rights of third parties;
            or

         - becomes unmarketable because a third party introduces an equivalent or superior product.






Because our proposed products are still in development, our research and development activities may not result in any commercially viable products or applications. The scientific and medical community does not thoroughly understand disorders of the central nervous system, our primary area of therapeutic focus and the subject of continuing research. We cannot be certain that our proposed products will prove to be safe or effective in treating such disorders or any other diseases. In our industry, the majority of compounds fail to enter clinical studies, and the majority of products entering clinical studies after achieving promising preclinical results are not commercially successful.







WE MAY BE UNABLE TO OBTAIN THE FUNDING NECESSARY TO DEVELOP OUR FIRST POTENTIAL DRUG OR FUNDING MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US.







         We expect that we will need a minimum of $80 million to complete development and clinical trials of Neotrofin(TM), our lead drug candidate, before we will be able to submit it to the Food and Drug Administration for approval for commercial sale. Our capital requirements will depend on many factors, including:


         -  the progress of our research and development program;

         -  the progress of preclinical and clinical testing;

         -  the time and cost involved in obtaining regulatory approvals;

         - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

         -  competing technological and market developments; and

         - our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.


         We currently are spending cash at a rate in excess of $2.0 million per month, and we expect this rate of spending to continue for approximately the next 12 months. We believe that our existing cash and capital resources will satisfy our current funding requirements for approximately the next eight months. Thereafter, we will require substantial additional funds in order to complete the research and development activities currently contemplated and to commercialize our proposed drug products.



         We expect to seek such additional funding through public or private financings or collaborative or other arrangements with third parties. We may not obtain additional funds on acceptable terms, if at all. Any future equity financing will decrease the percentage ownership of existing stockholders and may, depending on the price at which we are able to sell the equity securities, result in substantial economic dilution to our existing stockholders. Alternatively, we may obtain funds by entering into arrangements with third parties. These arrangements may require us to relinquish rights to certain of our products or technologies that we would not otherwise relinquish.



         If adequate funds are not available, we may have to delay, scale back or eliminate one or more of our development programs. Any failure to obtain adequate funding, or any unfavorable arrangement regarding our products or technology, would limit our ability to develop or commercialize our products.

WE DEPEND ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING OF OUR PROPOSED DRUG PRODUCTS. IF WE CANNOT OBTAIN SUCH SERVICES ON TERMS ACCEPTABLE TO US, WE MAY FAIL TO DEVELOP SUCCESSFUL DRUG PRODUCTS AND TO GENERATE REVENUES.



         Except with respect to our Neotrofin(TM) compound, we currently do not intend to conduct later-stage human clinical trials ourselves or to manufacture, market or distribute any of our proposed products for commercial sale, nor do we have the resources necessary to do so. We currently are seeking larger pharmaceutical companies as partners to conduct such activities. However, we intend to retain co-marketing rights to our proposed products, so that we may promote such products to selected medical specialists while our corporate partner promotes these products to the medical market generally.







         If we are unable to enter into partnering arrangements on favorable terms or at all, we may not be able to manufacture and market our proposed products at prices that would permit us to make a profit. Even if we enter into relationships with third parties on acceptable terms, patients, health care providers and insurance companies may reject our products and we would be unable to generate revenues.







COMPETITION FOR PATIENTS IN CONDUCTING CLINICAL TRIALS AND EXTENSIVE REGULATIONS GOVERNING THE CONDUCT OF CLINICAL TRIALS MAY PREVENT OR DELAY APPROVAL OF A DRUG CANDIDATE AND STRAIN OUR LIMITED FINANCIAL RESOURCES.



         Many pharmaceutical companies are conducting clinical trials in patients with Alzheimer's disease. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with Alzheimer's disease who fulfill the stringent requirements for participation in clinical trials.


         The rate of completion of clinical trials depends on, among other factors, the type, novelty and complexity of the product and the rate of patient enrollment. Patient enrollment is a function of many factors, including:

         -  the nature of the clinical trial;


         -  existence of competing clinical trials;

         -  size of the patient population;

         -  proximity of patients to clinical sites; and





         -  criteria for patient eligibility.



         Delays in patient enrollment will increase costs and delay the introduction of our potential products.







OUR MANAGEMENT HAS LIMITED MANUFACTURING AND MARKETING EXPERIENCE AND MAY BE UNABLE TO MANAGE OUR GROWTH OR MANUFACTURE AND MARKET OUR PRODUCTS SUCCESSFULLY.

         To date, we have engaged exclusively in the development of pharmaceutical technology and products. Our management has substantial experience in pharmaceutical company operations, but has limited experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. Our management has only limited experience in negotiating, establishing and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process.






         If we receive FDA approval of any of our potential products, we may decide to establish a commercial-scale manufacturing facility for our lead product candidate Neotrofin(TM). The establishment of such a facility will require substantial additional funds and personnel, and we will need to comply with extensive regulations applicable to such a facility. These requirements and the associated growth would strain our existing management and operations. Our ability to manage such growth depends upon the ability of our officers and key employees to:



         -  broaden our management team;



         -  develop additional expertise among existing management personnel;


         -  attract, hire and retain skilled employees; and



         - implement and improve our operational, management information and financial control systems.






OUR FAILURE TO COMPLY WITH EXTENSIVE GOVERNMENTAL REGULATION COULD PREVENT PRODUCT APPROVAL OR CAUSE GOVERNMENTAL AUTHORITIES TO DISALLOW OUR PRODUCTS AFTER APPROVAL AND SUBJECT US TO CRIMINAL OR CIVIL LIABILITIES.



         Various agencies in the United States and abroad regulate the testing, manufacturing, labeling, distribution, marketing and advertising of proposed drugs and ongoing research and development activities. The U.S. Food and Drug Administration and comparable agencies in foreign countries impose many requirements on the introduction of new drugs through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when Neotrofin(TM) or any other potential product will be available commercially, if at all.



         Our proprietary compounds will require substantial clinical trials and FDA review as new drugs. Even if we successfully enroll patients in our clinical trials, patients may not respond to our potential drug products. We think it is prudent to expect setbacks. Failure to comply with the regulations applicable to such testing may delay, suspend or cancel our clinical trials, or the FDA might not accept the test results. The FDA or other regulatory agency may suspend clinical trials at any time if it concludes that the trials expose subjects participating in such trials to unacceptable health risks. Further, human clinical testing may not show any current or future product candidate to be safe and effective or the data derived therefrom may be unsuitable for submission to the FDA or other regulatory agency.



         We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, the FDA or other regulatory agencies may not issue their approvals on a timely basis, if at all. If we are delayed or fail to obtain such approvals, our business may be damaged. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:


         -  product recalls or seizures;

         -  injunctions;

         -  civil penalties;

         -  criminal prosecution;

         - refusals to approve new products and withdrawal of existing approvals; and

         -  enhanced exposure to product liabilities.






THE LOSS OF KEY RESEARCHERS OR MANAGERS OR THE INABILITY TO HIRE NECESSARY PERSONNEL COULD HINDER OUR DRUG DEVELOPMENT PROCESS SIGNIFICANTLY AND MIGHT CAUSE OUR BUSINESS TO FAIL.


         Our success depends upon the contributions of our key management and scientific personnel. Our loss of the services of any such personnel could delay or preclude us from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer, in the face amount of $2 million, the loss of Dr. Glasky's services could damage our research and development efforts substantially.



         We also will need substantial additional expertise in finance and marketing and other areas in order to achieve our business objectives. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional skilled personnel required for the expansion of our business, could damage our business.



IF WE CANNOT PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, THE VALUE OF OUR RESEARCH COULD DECLINE AS OUR COMPETITORS APPROPRIATE PORTIONS OF OUR RESEARCH.



         We actively pursue patent protection for our proprietary products and technologies. We hold three U.S. patents and currently have five U.S. patent applications pending. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may be required to file suit to protect our patent or to defend our use of our patents against infringement claims brought by others. We cannot be certain that we will have the resources necessary to pursue or defend against such litigation or otherwise to protect our patent rights.



         We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. Others could develop substantially equivalent proprietary information or gain access to our trade secrets and could seek to stop us from using what they claim are their trade secrets.

         We have a policy requiring that our employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. However, these agreements may not successfully protect our trade secrets or other proprietary information.





         There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, a substantial portion of our financial and personnel resources could be consumed, regardless of the outcome of such litigation.

WE ARE A SMALL COMPANY RELATIVE TO OUR PRINCIPAL COMPETITORS AND OUR LIMITED FINANCIAL AND RESEARCH RESOURCES MAY LIMIT OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS.


         Competition in the pharmaceuticals market is intense. Many companies, both public and private, including well-known pharmaceutical companies, are developing products to treat Alzheimer's disease and certain of the other applications we are pursuing. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. These competitors may develop pharmaceutical products that are more effective or less costly than any products which we may develop. To date, only one product, donepezil (Aricept(R), Pfizer, Inc.), is marketed actively in the U.S. for the treatment of Alzheimer's disease.



         Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor achieves a competitive advantage based on proprietary technology. If we establish and maintain a significant proprietary position with respect to our proposed products, competition likely will depend primarily on the effectiveness of the particular product and the number, gravity and severity of its unwanted side effects as compared to alternative products or treatments.







HOLDERS OF OUR ADJUSTABLE WARRANTS COULD ENGAGE IN SHORT SELLING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE ADJUSTABLE WARRANTS. IF THIS OCCURS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.



         The number of shares of common stock issuable upon exercise of the adjustable warrants, if any, will be determined at two vesting dates, March 18, 2000 and May 17, 2000, according to a formula based on the average of the ten lowest closing bid prices of our common stock during the 30 consecutive trading days immediately preceding each vesting date. The exercise price of the shares of common stock issuable upon exercise of the adjustable warrants is $0.001 per share, regardless of the number of shares which may vest. A greater number of shares of common stock are issuable the lower the price of our common stock. Increased sales volume of our common stock could put downward pressure on the market price of the shares. This fact could encourage holders of the adjustable warrants to sell short our common stock prior to each vesting date under the adjustable warrants, thereby potentially causing the market price to decline and a greater number of shares to vest. The holders of the adjustable warrants could then exercise their adjustable warrants and use the shares of common stock received upon exercise to cover their short positions. The holders of the adjustable warrants could thereby profit by the decline in the market price of the common stock caused by their short selling.






THE TRADING PRICE OF OUR COMMON STOCK AND THE TERMS OF OUR ADJUSTABLE WARRANTS MUST COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ NATIONAL MARKET OR WE COULD BE DELISTED AND THE LIQUIDITY OF OUR COMMON STOCK WOULD DECLINE.


         Our common stock is listed on the Nasdaq National Market. To remain listed on this market, we must meet Nasdaq's listing maintenance standards and abide by Nasdaq's rules governing listed companies. If the price of our common stock falls below $1.00 per share for an extended period, or if we fail to meet other Nasdaq standards or violate Nasdaq rules, our common stock could be delisted from the Nasdaq National Market.


         Nasdaq has established certain rules regarding the issuance of "future priced securities." These rules may apply to our adjustable warrants because additional shares of our common stock are issuable upon exercise based on a future price of our common stock. Nasdaq's concerns regarding our adjustable warrants include the following:



         Shareholders Must Approve Significant Issuances Of Listed Securities At A Discount To Market Or Book Value. Nasdaq rules prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. We did not obtain stockholder consent prior to issuing the adjustable warrant.


        Public Interest Concerns. Nasdaq may terminate the listing of a security if necessary to prevent fraudulent and manipulative acts and practices or to protect investors and the public interest. With respect to future priced securities, Nasdaq has indicated that it may delist a security if the returns with respect to the future priced security become excessive compared to the returns being earned by public investors in the issuer's securities.


         Furthermore, certain requirements for continued listing, such as the $1.00 minimum bid price requirement, are outside of our control. Accordingly, there is a risk that Nasdaq may delist our common stock.


         If our common stock is delisted, we likely would seek to list our common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange. However, listing or quotation on such market or exchange could reduce the market liquidity for our common stock.

         If our common stock were not listed or quoted on another market or exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock.

         In addition, delisting from the Nasdaq National Market and failure to obtain listing or quotation on such other market or exchange would subject our securities to so-called "penny stock" rules. These rules impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, if our common stock is delisted from the Nasdaq National Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling their securities in the secondary market. In either case, the market liquidity of our common stock would decline.






THERE ARE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET. THE SALE OF THESE SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.






         The number of shares of our common stock eligible for future sale in the public market include 8,967,331 shares that are outstanding as of February 3, 2000, as well as shares that may be issued upon exercise of outstanding stock options and warrants. As of February 3, 2000, security holders held options and warrants which, if exercised, would obligate us to issue up to an additional 4,792,127 shares of common stock. A substantial number of those shares, when issued upon exercise, will be available for immediate resale in the public market. In addition, we are permitted to sell up to an additional $7.5 million of our common stock pursuant to an equity line agreement we have with a private investor. The shares of common stock we sell under this agreement will be available for resale in the public market. The market price of our common stock could fall as a result of such resales.



THE ISSUANCE AND SALE OF STOCK PURSUANT TO AN EQUITY LINE AGREEMENT WE HAVE WITH A PRIVATE INVESTOR MAY DILUTE OUR CURRENT STOCKHOLDERS.



         The sale of shares of common stock pursuant to an equity line agreement we have with a private investor may dilute our current stockholders because it will be issued at a discount to the then-prevailing market price of our common stock. These discounted sales could cause the market price of our common stock to drop.






THE USE OF HAZARDOUS MATERIALS IN OUR RESEARCH AND DEVELOPMENT EFFORTS IMPOSES CERTAIN COMPLIANCE COSTS ON US AND MAY SUBJECT US TO LIABILITY FOR CLAIMS ARISING FROM THE USE OR MISUSE OF THESE MATERIALS.






         We use hazardous materials while conducting our research and development. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there were an accident, we could be held liable for any damages that result. Such liability could exceed our resources. We may incur substantially increased costs to comply with environmental regulations if we develop our own commercial manufacturing facility.

THE MARKET PRICE AND VOLUME OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY AND COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL INVESTORS.







         Broad fluctuations in the market price or volume of our common stock can result in substantial losses to an investor in a short period of time. Factors that may cause the market price and trading volume of our common stock to fluctuate include:


         - timing and announcements of the results of our clinical trials, our technological innovations or new products, or those of our competitors;

         -  fluctuations in our results of operations;

         -  FDA and foreign regulatory actions;

         -  developments with respect to patents and proprietary rights;

         - public concern as to the safety of products developed by us or others;

         - changes in health care policy in the United States and in foreign countries;

         - changes in stock market analyst recommendations regarding our common stock;

         - failure of our results of operations to meet the expectations of stock market analysts and investors;

         - increases in the number of outstanding shares of our common stock resulting from sales of new shares, the conversion of shares of our Series A preferred stock, or the exercise of warrants or stock options;

         - changes in investors' perception of the pharmaceutical industry generally; and

         -  general stock market conditions.


         In addition to the specific factors listed above, the stock market as a whole experiences significant price and volume fluctuations at various times that are unrelated to the operating performance of particular companies. These market characteristics can exacerbate the volatility in our common stock.


OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR COMMON STOCK. THEIR OWNERSHIP COULD ALLOW THEM TO EXERCISE SIGNIFICANT CONTROL OVER CORPORATE DECISIONS AND TO IMPLEMENT CORPORATE ACTS THAT ARE NOT IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A GROUP.


         Our directors and executive officers beneficially own approximately 19.0% of our outstanding common stock as of February 3, 2000. In addition, Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders. Therefore, our directors and executive officers, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership and voting control may discourage or prevent someone from acquiring our business.






                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


              ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS



         On November 19, 1999 we entered into a securities purchase agreement with Montrose Investments Ltd., a Cayman Islands corporation, and Strong River Investments, Inc., a British Virgin Islands corporation. Under that agreement, we issued and sold the following securities for total cash consideration of $10.0 million:


         -  a total of 845,594 shares of our common stock;





         - closing warrants to purchase 126,839 shares of common stock at an exercise price of $14.24 per share; and







         - adjustable warrants to purchase a number of shares of common stock to be determined at two vesting dates, March 18, 2000 and May 17, 2000, at an exercise price of $0.001 per share.



         The number of shares of common stock issuable at each vesting date under the adjustable warrants, if any, will be determined by a formula in the adjustable warrant and is based on the 10 lowest closing bid prices of our common stock during the 30 consecutive trading days preceding each vesting date. A greater number of shares of common stock are issuable the lower the price of our common stock. However, if the average of the 10 lowest closing bid prices of our common stock during the 30 consecutive trading days preceding a vesting date exceeds approximately $13.25 per share, then no shares are issuable pursuant to the adjustable warrants for that vesting date. In addition, if at any time each of (a) the average of the closing bid prices of our common stock for 30 consecutive trading days exceeds $17.74 and (b) the closing bid price of our common stock exceeded $17.74 for at least 10 of those 30 days, then no shares will vest pursuant to the adjustable warrants for any subsequent vesting date. We also have the option at the time of the first vesting date to redeem up to one half of the shares of common stock sold to the selling stockholders on November 19, 1999, and thereby cancel the second vesting. The adjustable warrants expire if not exercised by August 15, 2000.

         A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 9.999% of our outstanding shares of common stock. This restriction in the warrants can be waived by the holder of the warrant if the holder gives us at least 61 days notice.



         Pursuant to a registration rights agreement we entered into with Montrose Investments Ltd. and Strong River Investments, Inc., we have filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the warrants. The number of shares that we have registered is based upon the actual number of shares sold to the selling stockholders pursuant to the securities purchase agreement, the number of shares issuable upon any exercise of the closing warrants, and an estimate of the number of shares issuable upon exercise of the adjustable warrants. The estimate of the number of shares issuable upon exercise of the adjustable warrants is based on a formula included in the adjustable warrant and assumes that the adjustment price specified in the formula was $6.75, or 50% of the closing bid price of our common stock on November 18, 1999, the trading day immediately preceding the closing date of the securities purchase agreement, in order to cover potential downward movements in the market price of our common stock.


         Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders.


                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock will belong to the selling stockholders. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS


         The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of February 3, 2000. The number of shares of common stock listed as beneficially owned by each selling stockholder and potentially offered by this prospectus represents the number of shares of common stock owned as of February 3, 2000, the number of shares issuable upon exercise of the closing warrants, and a number of shares issuable upon exercise of the adjustable warrants, based on certain assumptions as to the price of our common stock. The actual number of shares issuable upon exercise of the adjustable warrants will be determined at each of two vesting dates, March 18, 2000 and May 17, 2000.







         A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 9.999% of our outstanding shares of common stock. This restriction in the warrants can be waived by the holder of the warrant if the holder gives us at least 61 days notice.



         The selling stockholders may sell up to 1,786,099 shares of our common stock pursuant to this prospectus. That number of shares includes an estimate of the number of shares issuable upon exercise of the adjustable warrants based on a formula included in the adjustable warrant, and assumes that the adjustment price specified in the formula was $6.75, or 50% of the closing bid price of our common stock on November 18, 1999, the trading day immediately preceding the closing date of the securities purchase agreement, in order to cover potential downward movements in the market price of our common stock. The number of shares offered by this prospectus is not a prediction as to the future market price of our common stock or as to the number of shares which may vest pursuant to the adjustable warrants. HBK Management L.L.C., of which Mr. Harlan B. Korenvaes is managing director, has voting and investment power over the securities beneficially owned by Montrose Investments Ltd. Enright Holding Corp., of which Mr. Avi Vigder is managing director, has voting and investment power over the securities beneficially owned by Strong River Investments, Inc.



                                                                                      Shares
                                                                                  of Common Stock
                                      Number of Shares                          Beneficially Owned
                                       of Common Stock    Number of Shares   Following the Offering(5)
                                     Beneficially Owned   of Common Stock    -------------------------
Name                                   Before Offering     Offered Hereby      Number       % of Class
---------------------------------    ------------------   ----------------   ---------     ------------
Montrose Investments Ltd.                681,348(1)           893,050(2)      195,131          2.18

Strong River Investments, Inc.           504,016(3)           893,049(4)       17,800          *


---------------
 *   Less than 1%.


(1) Includes 569,178 shares held by Montrose Investments Ltd. as of February 3, 2000 and 112,170 shares subject to currently exercisable warrants.



(2) Includes 422,797 shares held by Montrose Investments Ltd. as of February 3, 2000, 63,420 shares subject to a currently exercisable warrant, and 406,833 shares potentially issuable upon exercise of the adjustable warrants.

(3) Includes 440,597 shares held by Strong River Investments, Inc. as of February 3, 2000 and 63,419 shares subject to a currently exercisable warrant.



(4) Includes 422,797 shares held by Strong River Investments, Inc. as of February 3, 2000, 63,419 shares subject to a currently exercisable warrant, and 406,833 shares potentially issuable upon exercise of the adjustable warrants.


(5) Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus.


                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -  privately negotiated transactions;

         -  short sales;

         - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         -  a combination of any such methods of sale; and

         -  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.


         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.






         We have agreed to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.



         Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:



         - the name of each such selling stockholder and of the participating broker-dealer(s);



         -  the number of shares involved;



         -  the price at which such shares were sold;



         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;



         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and


         -  other facts material to the transaction.


         In addition, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of our common stock.



         We have advised the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of our shares offered by this prospectus.


                                  LEGAL MATTERS






         Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California, will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which states that the Company is in the development stage, as described in Note 1 to the consolidated financial statements.


                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


         Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.




                       WHERE YOU CAN FIND MORE INFORMATION



         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.



         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.



         Our annual report on Form 10-K for the fiscal year ended December 31, 1998;



         Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 1999 Annual Meeting of Stockholders;



         Our current reports on Form 8-K filed January 28, 1999, February 9, 1999 and December 7, 1999;



         Our quarterly report on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

        The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.



         You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:



                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700



         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.



         This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-92855). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling stockholders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

================================================================================














                        1,786,099 SHARES OF COMMON STOCK





                              NEOTHERAPEUTICS, INC.













                                   PROSPECTUS




                              _______________, 2000


================================================================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

         Registration Fee ..............................      $  2,939.19
         Accounting Fees and Expenses ..................      $  5,000.00*
         Legal Fees and Expenses .......................      $ 25,000.00*
         Miscellaneous .................................      $  2,060.81*
                                                              -----------
                  Total ................................      $ 35,000.00*
                                                              ===========

         * Estimated

Item 15. Indemnification of Directors and Officers.


         The bylaws of the Registrant provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, bylaws and the Delaware General Corporation Law (the "DGCL"), the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.


         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits.

         Exhibits          Description
         --------          -----------
         4.1               Securities Purchase Agreement dated as of November
                           19, 1999, by and among Registrant, Strong River
                           Investments, Inc. and Montrose Investments L.P.(1)

         4.2               Registration Rights Agreement dated as of November
                           19, 1999, by and among Registrant, Strong River
                           Investments, Inc. and Montrose Investments L.P.(1)

         4.3      Closing Warrant issued by Registrant to Montrose
                  Investments L.P., dated as of November 19, 1999.(1)

         4.4      Closing Warrant issued by Registrant to Strong River
                  Investments, Inc., dated as of November 19, 1999.(1)

         4.5      Adjustable warrant issued by Registrant to Montrose
                  Investments L.P., dated as of November 19, 1999.(1)

         4.6      Adjustable warrant issued by Registrant to Strong
                  River Investments, Inc., dated as of November 19,
                  1999.(1)

         5.1      Opinion of Stradling Yocca Carlson & Rauth, a
                  Professional Corporation.(2)

         23.1     Consent of Stradling Yocca Carlson & Rauth, a
                  Professional Corporation (included in Exhibit 5).

         23.2     Consent of Arthur Andersen LLP.(2)

         24.1 Power of Attorney (included on the signature page to this Registration Statement).


(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K filed with the Commission on December 7, 1999.


(2) Previously filed with the Registrant's registration statement filed with the Commission on December 15, 1999.


Item 17. Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (iii) Include any additional or changed information
                  on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 4, 2000.


                                       NEOTHERAPEUTICS, INC.

                                       By:  /s/ Samuel Gulko
                                           -------------------------------------
                                            Samuel Gulko
                                            Chief Financial Officer


                                POWER OF ATTORNEY

         We, the undersigned directors and officers of NeoTherapeutics, Inc., do hereby constitute and appoint Alvin J. Glasky, Ph.D. and Samuel Gulko, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable NeoTherapeutics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Signature                                    Title                                Date
                 ---------                                    -----                                ----
                  *                           Chief Executive Officer, President             February 4, 2000
--------------------------------------        and Director (principal executive
Alvin J. Glasky, Ph.D.                        officer)


/s/ Samuel Gulko                              Chief Financial Officer, Secretary,            February 4, 2000
--------------------------------------        Treasurer and Director (principal
Samuel Gulko                                  financial and accounting officer)


                  *                           Director                                       February 4, 2000
--------------------------------------
Mark J. Glasky

                  *                           Director                                       February 4, 2000
--------------------------------------
Frank M. Meeks


                  *                           Director                                       February 4, 2000
--------------------------------------
Paul H. Silverman, Ph.D., D.Sc.


                  *                           Director                                       February 4, 2000
--------------------------------------
Carol O'Cleireacain, Ph.D.


                  *                           Director                                       February 4, 2000
--------------------------------------
Eric L. Nelson, Ph.D.


                  *                           Director                                       February 4, 2000
--------------------------------------
Stephen Runnels


                  *                           Director                                       February 4, 2000
--------------------------------------
Joseph Rubinfeld, Ph.D.


                  *                           Director                                       February 4, 2000
--------------------------------------
Armin Kessler


                  *                           Director                                       February 4, 2000
--------------------------------------
Ann Kessler



*By:  /s/ Samuel Gulko                                                                       February 4, 2000
    ---------------------------------
      Samuel Gulko
      Attorney-in-Fact

                                  EXHIBIT INDEX



Exhibits          Description
--------          -----------
  4.1             Securities Purchase Agreement dated as of November 19, 1999, by and among Registrant, Strong River Investments, Inc. and
                  Montrose Investments L.P.(1)

  4.2 Registration Rights Agreement dated as of November 19, 1999, by and among Registrant, Strong River Investments, Inc. and
                  Montrose Investments L.P.(1)

  4.3             Closing Warrant issued by Registrant to Montrose Investments
                  L.P., dated as of November 19, 1999.(1)

  4.4             Closing Warrant issued by Registrant to Strong River
                  Investments, Inc., dated as of November 19, 1999.(1)

  4.5             Adjustable warrant issued by Registrant to Montrose
                  Investments L.P., dated as of November 19, 1999.(1)

  4.6             Adjustable warrant issued by Registrant to Strong River
                  Investments, Inc., dated as of November 19, 1999.(1)

  5.1             Opinion of Stradling Yocca Carlson & Rauth, a Professional
                  Corporation.(2)

  23.1            Consent of Stradling Yocca Carlson & Rauth, a Professional
                  Corporation (included in Exhibit 5.1).

  23.2            Consent of Arthur Andersen LLP.(2)

  24.1 Power of Attorney (included on the signature page to this Registration Statement).



(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K dated December 7, 1999.






(2) Previously filed with the Registrant's registration statement filed with the Commission on December 15, 1999.








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